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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated January 20, 1999, for Virbac, Inc. and Subsidiaries for the year ended December 31, 1998 included in this Virbac Corporation's Form 10-K for the year ended December 31, 2000, into the Company's previously filed Registration Statements on Form S-8 (File Nos. 33-86880, 33-86892, 33-93340, 333-3192,
333-48069, and 333-48073). It should be noted that we have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1998, or performed any audit procedures subsequent to January 20, 1999, the date of our report.


                                                  /s/ ARTHUR ANDERSEN LLP


Fort Worth, Texas
March 19, 2001